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                              OFFICER'S CERTIFICATE


         I do hereby certify and represent that:

         1. I am the duly elected Secretary of deCODE genetics, Inc., a Delaware corporation.

         2. Pursuant to Rule 306(a) of Regulation S-T, the following Exhibit 4.3 to deCODE genetics, Inc.'s Quarterly Report on Form 10-Q is a fair and accurate English translation of a document prepared in the Icelandic language.

         IN WITNESS WHEREOF, I have signed this Officer's Certificate in my capacity as Secretary of deCODE genetics, Inc. on this 15th day of May, 2002.



                                         By:    /s/ Tanya Zharov
                                                -------------------------------
                                         Name:  Tanya Zharov
                                         Title: Secretary and Corporate Counsel
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                                 ISK 10,000,000.
                                  Indexed Bond
                              Vetrargarourinn ehf.
                State Reg. No. 581201-2490 acknowledges owing to

Islandsbanki-FBA hf.
--------------------------------------------------------------------------------
Name

Kirkjusandur 2, 155 Reykjavik                         550500-3530
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Address                                               Reg. No.

                             ISK ten million 00/100

The debt is linked to the consumer price index based on the index base of March 2002, which was 220.9 points. The principal of the debt will be adjusted in proportion to changes in the index from the index base to the first date of interest payment and then in proportion to changes in the index between subsequent due dates. A value under the index base rate of the index shall not be used. The principal of the debt shall be adjusted prior to calculation of the interest.

On the principal, as current at any time, a fixed annual interest of 12% shall be paid, calculated from 1 March 2002. Interest shall be paid in arrears, annually, commencing 1 March 2003.

The principal of the debt shall be paid in a single payment on the due date of the debt, on 1 March 2007. The Bond may be called in by the Issuer, first on 1 March 2003 and thence annually on each interest due date. In addition to the payment of the principal and accrued interest, the owner of the Bond shall be paid an acceleration fee of 4% of the principal in the event that the Bond is called in after one year, 3% if the Bond is called in after two years, 2% if the Bond is called in after three years and 1% if the Bond is called in after four years. Bondholders shall be informed of a calling-in by notification to the Iceland Stock Exchange, by registered mail to holders or by other verifiable manner with at least ten working days' notice.

As surety for the prompt and full payment of this debt and including the debt pursuant to 72 identical Bonds and the debt pursuant to the Loan Agreement between Vetrargarourinn ehf. and Islandsbanki-FBA hf., amounting to USD 6,620,00.-. the Issuer, Vetrargarourinn ehf., issues a General Bond secured by a third-rank mortgage with promotion rights, on the property Sturlugata 8, Reykjavik, amounting to ISK 800,000,000.- and USD 7,280,000.- The General Bond is issued to Islandsbanki-FBA hf. on their own behalf and on behalf of the owners of the Bond. Furthermore, an Agreement has been concluded with the Secured parties, dated 21 December 2001, providing for the obligations of the parties to the Agreement and the respective legal positions of the Secured Parties.

As surety for the prompt and full payment of this debt, the following parties assume a guarantee in solidum. The guarantee shall remain in effect until the debt is fully paid, regardless of whether a payment deferral on the debt is granted.

Islensk erfoagreining ehf., State Reg. No. 691295-3549   Sturlugata 8, Reykjavik
For deCODE genetics Inc., Delaware, United States of     Sturlugata 8, Reykjavik
America

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In the event of any default on the payment of the interest or principal of this
Bond, the total amount of the debt may be called in immediately and without notice. Default interest shall then be paid pursuant to the decision of the Central Bank of Iceland at any time regarding default interest rates and default margins, cf. Article 6, Paragraph 1 of the Interest Act No. 38/2001, on the due or called-in amount pursuant to the above. The same applies if the principal Borrower or Guarantor seek composition or their estates are subjected to bankruptcy proceedings. When the debt is due pursuant to the above, enforcement measures may be taken against the Borrower and the Guarantors in order to secure payment of the debt without prior court judgement or court settlement pursuant to item 7 of Paragraph 1 of Article 1 of Act No. 90/1089. In addition to the principal of the debt, the enforcement right extends to interest, price-level adjustments, penalty interest and claim costs, costs of legal proceedings and collecting costs, repayment costs of the proceedings themselves and projected costs of further enforcement proceedings.

The Bond may be assigned to an identified party.

The Borrower shall pay the stamp duties in respect of this Bond.

Any disputes arising in respect of this Bond may be brought before the District Court of Reykjavik pursuant to the provisions of Chapter 17 of Act No. 91/1991.

The place of payment is Vetrargarourinn ehf., Sturlugata 8, 101 Reykjavik and the Creditor may collect payment on submission of the Bond. The collection of the debt may also be assigned to Islandsbanki-FBA or another party, provided that the said collecting party sends notice of payment to Vetrargarourinn ehf. containing the reference number specified in the top right-hand corner of this bond.

In witness whereof, the signatures of the Issuer and the Guarantors are attached in the presence of witnesses.

                               Reykjavik, 28.02.02

                            For Vetrargarourinn ehf.

                            Tomas Sigurosson [sign.]

In agreement with the above as guarantors:

For Islensk erfoagreining ehf.

Tomas Sigurosson [sign.]

For deCODE genetics, Inc.

Tomas Sigurosson [sign.]

Witnesses to the correct date, signature and financial competence of the Issuer and Guarantors:

Aoalsteinn E. Jonasson, Id. No. 181266-4309